FNCB SECOND QUARTER EARNINGS

        First National Community Bancorp, Inc., the parent company of First National Community Bank, reported second quarter earnings amounting to $2.3 million. Combined with the $2.2 million earned during the first quarter, earnings for the first half of 2003 total $4.5 million which represents a $519,000, or 13% increase over the same period of 2002. Net interest income improved $438,000, while other income increased $596,000. Total assets increased $43 million during the first half of 2003 and now total $778 million.

        First National Community Bank conducts business from fourteen offices located throughout Lackawanna and Luzerne Counties. A new office located at 330 West Broad Street in Hazleton is scheduled to open later this year.